EXHIBIT 99.1

Fourth Wave Energy Inc. Signs Merger Agreement to Acquire EdgeMode

The Merger is Expected to Close in or Before January 2022 Upon the Completion of Ongoing Due Diligence and the Audit of EdgeMode

San Jose, CA / December 6, 2021 / Fourth Wave Energy, Inc. or the "Company"), (OTCQB:FWAV) announced today, that the Company has executed an agreement under which it will acquire EdgeMode in a reverse triangular merger. The acquisition of EdgeMode will allow the Company to pivot into the crypto mining industry, with an initial focus on bitcoin mining. The completion of the merger is subject to the satisfaction of certain closing conditions including the satisfactory completion of due diligence and the audit of EdgeMode’s financial statements.

EdgeMode is an emerging cryptocurrency mining and high performance computing technology company focused on rapid growth and deployment of US-based data center locations, generating ever-increasing hash rate and Bitcoin production. EdgeMode currently has mining operations in New York and Illinois with future planned expansion in North Carolina and Texas in 2022. EdgeMode has 600MW of contracted hosting capacity forecasted to come online from Q1 2022 that will power the scale and profitability of both Mining and HPC operations.

The Company believes that the merger with EdgeMode will position it to take advantage of the rapid growth experienced within the crypto mining and high performance computing industry. “With the fast pace and demand within the crypto mining industry, our obvious ambition is full uplisting to NASDAQ or equivalent exchange when circumstances permit. We intend to move forward with that goal in mind” stated Joseph Isaacs, current CEO of Fourth Wave Energy.

Following the completion of the merger, Joseph Isaacs will remain with the Company in a consulting capacity and Charlie Faulkner and Simon Wajcenberg will assume board and executive management positions with the Company.

“Going public is a vital step in EdgeMode’s growth plan and our timing could not be better given the increased adoption and value in cryptocurrency. Fourth Wave Energy impressed us with their professionalism and the added value of the capital raise that is currently underway as part of the merger process” stated Charlie Faulkner, current CEO of EdgeMode.

In furtherance of the merger transaction, the Company has raised more than $4,300,000 since mid-September 2021. The Company intends to deploy those funds to repay certain debt obligations, complete the merger and to provide a minimum of $2,000,000 for business development including , assuming the completion of the merger, the operations of EdgeMode. $850,000 of that amount has been previously provided to EdgeMode in the form of loans.

About EdgeMode

EdgeMode is built by a team of experienced and successful entrepreneurs that have worked together for more than ten years in other successful ventures. The team has domain experience in technology, data center infrastructure, blockchain and finance.

Charlie Faulkner is a tech executive, entrepreneur and angel investor with extensive experience in Europe and Silicon Valley. He co-founded North Block Capital and led global business development for Manage.com, growing revenue from $0-$100M. Charlie is an advisor for various technology companies and investment funds in Europe and the US.

Simon Wajcenberg is an experienced entrepreneur, with a solid track record. He co-founded North Block Capital and founded Stocknet.co.uk and TMN (market cap £100M+), which was listed on the LSE. Simon is on several boards, has vast experience in M&A and won an Ernst & Young Entrepreneur of the Year award.

For additional information respecting EdgeMode, please visit www.edgemode.io

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About Fourth Wave Energy Inc

For investor and general information, please email info@fourthwaveenergy.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute 'forward-looking statements including statements regarding expected closing time, forecasted hosting capacity to come online in Q1 2022, expectations from the contracted hosting capacity, expansion, and profitability from operations. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. These risks include:

●	unanticipated issues, including closing conditions not being met, which cause the merger not to close;
●	delays in the audit of Edgemode;
●	unanticipated issues with Edgemode’s contracted hosting capacity;
●	substantial decrease in the price of bitcoin; and
●	regulations, supply chain issues and/or increased utility costs which make bitcoin mining prohibitive.

Contact: info@fourthwaveenergy.com

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